LICENSE DISTRIBUTION AGREEMENT
                         ------------------------------


ENTERED INTO IN NEW YORK, UNITED STATES, this __th day of December 1999.

BETWEEN: PHON-NET.COM, INC., a Florida corporation duly constituted under the laws of Florida, having its head office or principal place of business at 600-750 W. Pender St., Vancouver, BC, V6C 2T7(hereinafter referred to as the "Licensor");

AND: VOLT INFORMATION SCIENCES, INC. a New York corporation having an office at 1221 Avenue of the Americas, New York, NY 10020, for itself and its subsidiaries and divisions (hereinafter collectively referred to as "Volt" or the "Licensee")

                                    PREAMBLE
                                    --------

WHEREAS the Licensor has created and is the owner of the PHON-NET.COM Inc. "Direct Connect" software (the "Software") that enables a detailed description of the Software's functionalities and specifications being attached to this License Agreement (the "Agreement") and identified as Schedule A;

WHEREAS Licensee intends to use the Software in conjunction with Licensee's other ventures and new ventures, to sublicense the Software or otherwise distribute or make the Software available to its customers and/or their customers;

WHEREAS the Licensor agrees to license the Licensee with the Software, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the aforementioned premises and the mutual covenants hereinafter set forth, the Preamble forming integral part of this Agreement, the parties agree as follows:

                                    SECTION 1
                                   DEFINITIONS
                                   -----------

         1.1. For the purposes of the Agreement, unless otherwise expressly provided, the following terms shall have the meaning set forth below:

         "Listing"                                   a business name and
                                                     telephone number found in a
                                                     database of Licensee or its
                                                     relevant Customer(s).

         "Listed Business"                           a business for which a
                                                     Listing appears in the
                                                     relevant directory in
                                                     respect of which business a
                                                     Sub-License to the Software
                                                     has been executed.

         "Customer"                                  either a telephone company
                                                     customer of Licensee or any
                                                     other business entity which
                                                     provides, in written or
                                                     electronic form, a
                                                     directory containing
                                                     Listings.

         "Notional Sub-License Fee"                  the sub-license fee
                                                     determined in accordance
                                                     with Schedule B,
                                                     paragraph 3.

         "Actual Sub-License Fee"                    in each case, the
                                                     sub-license fee for the
                                                     Software charged by
                                                     Licensee to (i) its
                                                     relevant Customer, (ii) a
                                                     Listed Business which
                                                     advertises in any written
                                                     or electronic directory
                                                     published by Volt's
                                                     Directory Division or (iii)
                                                     any other Listed Business
                                                     which enters into a
                                                     sub-license agreement for
                                                     the Software directly with
                                                     Licensee.

         "Screen" electronic device from which the end-user derives visual information.

         "Icon"                                      a symbol created by the
                                                     Software which appears on a
                                                     Screen next to or otherwise
                                                     associated with a Listing
                                                     which provides "highlight,
                                                     click and Connect"
                                                     capability.

         "Website"                                   a website maintained by a
                                                     business.

         "Volt Directory"                            a directory of Listings in
                                                     written or electronic form
                                                     published by Volt's
                                                     Directory Division.


                                    SECTION 2
                  LICENSE AND RIGHTS PERTAINING TO THE SOFTWARE
                  ---------------------------------------------

         2.1. The Licensor represents and warrants that it has the rights to use and license the Software, that the present license is granted to the Licensee pursuant to and in respect of those foregoing rights and that the Licensor has full power and authority to enter into and perform this Agreement and that the agreement with Wazzu Inc. referred to in section 2.2(a) in no way conflicts with this Agreement or any of the rights granted to Licensee hereunder.

         2.2.     Subject to the terms and conditions of the present Agreement;

                  a) the Licensor grants to the Licensee during the entire term of this Agreement, the exclusive right to use, market and distribute and sublicense the Software in the Territory and the exclusive right to use the domain name "411CALLME.com"; provided, however, that the sole exception to the exclusivity of Licensee's right to use, market and distribute the Software is any rights granted by Licensor under the pre-existing US distribution agreement in effect with Wazzu Inc..

                  b) during the term of this Agreement, the Licensor will not utilize or permit any third party (including, but not limited to Wazzu Inc.) to utilize any of the following domain names in the Territory: CALLME 411.COM; CALLME411.NET; CALLME411.ORG; 411CALLME.NET; 411 CALLME.ORG.

                  c) Nothing in this Section shall preclude the Licensor from directly marketing licenses for the Software, provided that (i) the sale of any such licenses shall be made through the Licensee, at a price reasonably acceptable to the Licensee, (ii) the Licensee shall undertake to sell any such licenses and (iii) the Licensee shall pay the License Fees described on Schedule B to the Licensor in connection with any such license sales.

                                    SECTION 3
                                   LICENSE FEE
                                   -----------

         3.1. For the duration of this Agreement and any renewal periods thereafter, the Licensee shall pay to the Licensor, in US funds, on a monthly basis, the License Fee, the amount and particulars of which are further detailed in Schedule B annexed hereto and forming part of this Agreement.

         3.2. Payment of the License Fee described in Section 3.1 shall be accounted for and paid monthly, within thirty (30) days after the close of the preceding month. The Licensee may pay the entire License Fee attributable to each Software license sold during the preceding month, or may remit such portion of the License Fee as is attributable to the frequency of payment agreed to between the Licensee and its end-user; provided, however, that the Licensee shall be responsible for payment of the License Fee to the Licensor irrespective of its actual receipt of payment from the Licensee's end-user. In the event of non-payment by a Sub-Licensor, Licensee may, by disabling the Software for each Listed Business covered by the Sub-License, reduce its License Fee obligation to Licensor to a pro-rated amount, determinede by the duration of the Software activation. The License Fee shall be paid to the Licensor at its address set forth in Section 9.1, or to such other address as may be specified by the Licensor in accordance with said Section.

         3.3. The Licensee shall deliver to the Licensor, at the time each License Fee payment is due, a statement signed by a duly authorized representative of the Licensee certifying (a) the number of Software licenses sold during the monthly period covered by such License Fee payment; and, (b) the basis for computation of the amount of the License Fee accompanying such statement. Such statement shall be furnished to the Licensor whether or not any Software licenses were sold during the month for which such statement is due.

         3.4. The Licensee shall prepare and maintain complete and accurate records reflecting all transactions required to be reported to the Licensor under this Agreement. At the Licensor's sole cost, the Licensor and its duly authorized representatives have the right, upon reasonable notice, during regular business hours at the Licensee's principal offices, for the duration of the period during which the License Fee is payable and for three (3) years thereafter, to audit said records of the Licensee and examine all other documents and materials, other than books of account, in the possession or under the control of the Licensee with respect to matters which are required to be reported to the Licensor under this Agreement, and to make extracts and copies thereof. The Licensee's records of sales shall be maintained separately from the Licensee's accounting records relating to other items marketed by the Licensee. All such books of account, records and documents shall be kept available by the Licensee for at least three (3) years after the end of each year to which they relate.


                                    SECTION 4
                              TERM AND TERMINATION
                              --------------------

         4.1. Unless otherwise terminated and subject to subsection 4.2 hereof, this Agreement shall end one (1) year from the date of execution of this Agreement.

         4.2. The Licensee shall have the right to renew the term of this Agreement for one (1) year following termination of the initial one (1) year term described in Section 4.1, provided that:

                  a) The Licensee provides the Licensor written notice of the Licensee's intent to renew, not less than sixty
                           (60) days prior to expiration of the current term;
                           and

                  b) The Licensee shall have paid all License Fees and other amounts due to the Licensor under this Agreement, and shall otherwise be in material compliance with the other terms and conditions hereof, both on the date the Licensee provides the notice described in subsection (a), above, and on the commencement date of the renewal term.

         4.3. The Licensee shall have the right to renew the term of this Agreement for successive one (1) year terms following expiration of the one (1) year renewal term described in
                  Section 4.2, provided that the Licensee has complied with the provisions of subsections (a) and (b) of Section 4.2, and further provided that if average annual sublicenses of the Software by or through the Licensee (with a sublicense term of at least one year) are less than 1,000,000 units for any two
                  (2) successive years commencing with the first renewal term of this Agreement, the Licensor may, at its option, terminate the exclusivity granted in Section 2.2(a), above.

         4.4. The Licensor or the Licensee may terminate this Agreement at any time, after written notice, due to the material breach or default by the other party, unless the other party has remedied such material breach or default to the satisfaction of the party complaining, within thirty (30) days after receipt by the breaching party of said written notice of such default. A waiver by a party of its right to terminate this Agreement due to any particular breach or default shall not be construed as a continuing waiver. In the event where the Licensor has breached the exclusivity granted to the Licensee under subsection 2.2 hereof, the Licensee, after having provided a written notice to the Licensor detailing the breach and providing a reasonable period to cure such breach, shall be relieved from paying the License Fee, until such a time where the Licensor has provided to the Licensee assurances and evidence that such breach has been cured.

         4.5. This Agreement shall be terminated as of right, without notice or formality if (a) either party proceeds to a liquidation of its assets; (b) either party hereto makes an assignment of all its property for the general benefit of its creditors, or if a bankruptcy petition is filed against it and a final judgment is rendered pronouncing its bankruptcy; (c) if a receiver, trustee, liquidator or any person possessing similar powers is appointed to administer or liquidate either party's assets.

         4.6. No termination of this Agreement shall prejudice the Licensor's rights hereunder to the License Fee provided for in subsection 3.1 and to the User Database Royalties provided for in section 8, in respect of sales or licensing agreements which have been concluded prior to the termination of this Agreement but for which an invoice has not been issued or payment has not been received, as the case may be.

                                    SECTION 5
                                 CONFIDENTIALITY
                                 ---------------

         5.1. The Licensor and the Licensee agree to treat as confidential any information disclosed to the other as it relates to the system use and marketing of the Software both during and after the duration of this Agreement. The Licensor and the Licensee shall use reasonable care, consistent with the measures taken to safeguard each of their own confidential information, to ensure that, each of their directors, officers, employees, agents, representatives and customers to whom confidential information needs to be disclosed to allow full execution of this Agreement, shall keep all such information confidential.

         5.2. Additionally and notwithstanding the standard of confidentiality provided for in subsection 5.1 hereof, the Licensee's actual and future business strategy as it relates to the Software shall be treated as confidential information by the Licensor.

                                    SECTION 6
                      OTHER OBLIGATIONS AND REPRESENTATIONS
                      -------------------------------------

         6.1.     Nothing in this Agreement shall be construed as:

                  a) granting any license or rights to the Licensee other than those rights granted hereby with respect to the Software; or

                  b) creating a partnership or employer/employee relationship, but the relationship between the parties is acknowledged and agreed to be that of arm's length independent contractors contracting with each other.

         6.2. The Licensor warrants that within the Territory, the Software is not infringing on any existing copyrights, patents or trade-marks owned by third parties; if any claim is made against the Licensee or a sublicensee concerning a possible infringement on existing similar software, the Licensor agrees to forthwith indemnify and save the Licensee harmless of and from any consequences that may reasonably flow therefrom in the form of any actions or proceedings taken by third parties or others effected as a result thereof. Without limiting the generality of the above, the Licensor hereby expressly agrees to assume liability for, and to indemnify, protect, and hold harmless the Licensee and its agents, employees, and sublicensees against any and all losses, damages (including punitive, special and consequential damages), liabilities, expenses, costs (including reasonable attorneys' fees), penalties and obligations, loss of expected revenues, arising out of or incurred in connection with any reasonable claim, demand, action, suit or proceeding of any kind by any third party in any way relating to the Software. For the duration of this agreement, Licensor shall maintain an insurance coverage of at least $1,000,000 to cover for third party claims of any nature including copyright infringement, and will name Licensee as a co-insured.

         6.3. The Licensor represents and warrants that the Software is and shall be fully Year 2000 Compliant in accordance with industry standards. Year 2000 Compliance means that the Software can accurately process date/time data (including, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries including the years 1999 and 2000 and leap year calculations.

                  If the Software is not Year 2000 Compliant, the Licensee shall instruct the Licensor to replace or modify, at the Licensor's expense, all relevant elements so that the Software and its use by the Licensee becomes Year 2000 Compliant within thirty
                  (30) calendar days of notice to the Licensor and the Licensor shall compensate the Licensee forthwith of any loss of expected revenues linked, directly or indirectly, from the inability of the Software to be Year 2000 Compliant.

         6.4. The Licensor warrants that the Software shall be free from defects in material and workmanship, and shall conform to the specifications and functionalities set forth in Schedule A hereof. Furthermore, the Licensor warrants that the Software shall conform to any other specifications, drawing, samples or instructions given at any time and from time to time, in writing, by the Licensee ("New Features"), provided (a) that
                  (i) conformity, as defined with consideration to accepted industry standards, is achievable based upon existing non-proprietary technology available to the Licensor, and provided that (ii) the Licensor is afforded the time reasonably necessary to complete the required work and (iii) the Licensor reasonably determines that the New Features are cost justifiable, (b) that, in the event the Licensor determines that the New Features are not cost justifiable, the Licensor will, nonetheless, develop such new Features if the Licensee pays the cost of such development, in which case the Licensee shall be the sole owner of all property rights in and to such New Feature (but shall gain no property rights in the Software, other than in the New Feature); and (c) that in the case of the enhancement known as the "2-line Solution," as described in the specifications to be furnished by Licensee, such enhancement shall be completed by the later of 90 days after (y) the commencement by Licensee of offering services utilizing the Software or (z) the Licensee's delivery to Licensor of such specifications. The Licensor shall compensate the Licensee forthwith of any loss of non-speculative, but demonstrably expected revenues stemming from the inability of the Software to perform up to the specifications described in Schedule A hereof and those required from time to time by the Licensee.

         6.5. During the term of this Agreement and any renewal terms thereafter, the Licensor will provide to the Licensee, free of charge and in addition to its obligations under section 6.4, any new updates of the Software as well as any improvements made to the Software as soon as those updates and improvements are completed and in any event no later than two business days from their commercial release, or other official release within any stage of the development process; provided, however, that Licensee shall not be obligated to incorporate such improvements into its version of the Software. As well, the Licensor will provide the Licensee with the required level of support and training.

         6.6. During the term of this Agreement and any renewal periods thereafter, the Licensee will be responsible for data entry, sales materials, implementation, monitoring and maintaining a sales plan/program for the Software, designing, building and managing a web site through which the Software may be accessed via the Internet.

         6.7.     Distribution contemplated by Licensee:

                  a) Use of the Software (including any one or more of the following features: Voice Connect, E-Specials; and Voice Mail)in connection with (i) a Website to be created by Volt containing Listed Businesses representing some or all of approximately 53,000 Listings listed in Volt Directories and/or (ii) the individual Websites of some or all such Listed Businesses;

                  b) Use of the Software (including any one or more of the following features: Voice Connect, E-Specials and Voice Mail) in connection with a Website containing some or all of Volt's national directory Listings;

                  c) Sublicensing the Software to any or all Customers (for example, Bell Atlantic's Big Yellow service) for use on their own Websites.

         6.8. During the term of this Agreement, the Licensee shall use its reasonable commercial efforts to promote and market the sale of licenses for the Software, and to maximize License Fees hereunder.

         6.9. The Licensee acknowledges and agrees, subject to the exclusion in Section 6.4, that the Software is the sole and exclusive property of the Licensor and the Licensee has no ownership interest whatsoever in all or any aspect of the Software. Licensee shall not alter, modify, change or engineer the Software, or any portion thereof, in any manner, without the prior written consent of the Licensor.

         6.10. The Licensee acknowledges and agrees that the Licensee Fees contemplated by this Agreement are based upon one (1) year renewable license terms; except that, Licensee may sublicense the Software to first time sublicensees for such shorter periods, of not less than three months, as Licensee deems appropriate to secure the business. The License Fee corresponding to each such shorter sublicense period shall be prorated on the basis of the duration of the corresponding sublicense period. To the extent the Licensee markets software licenses for terms greater than one (1) year, the Licensor shall be entitled to its License Fee for each year included in the term of a Software license.

         6.11. The Licensee understands that the Licensor's ownership rights in and to the Software constitute valuable proprietary information and that the Licensor's interest in the Software may be diluted and diminished in the event third parties improperly obtain and/or use the Software and related intellectual property. Accordingly, the Licensee agrees (i) to take all reasonable steps to protect the Licensor's ownership rights in and to the Software and related intellectual property rights, (ii) to notify the Licensor promptly upon learning that a third party has violated or is violating the proprietary rights of the Licensor in and to the Software or related intellectual property rights, and not to permit or participate with any third party in the unauthorized use of the Software or related intellectual property rights.

         6.12. Both the Licensee and the Licensor will designate a contact person responsible for regular reviews of data and projections between the Licensor and the Licensee in order for both parties to adequately perform their respective obligations.

                                    SECTION 7
                           RIGHTS TO THE USER DATABASE
                           ---------------------------

         7.1. The parties to this Agreement agree that all rights to the User Database and all copyright and other intellectual and proprietary rights therein are and will remain, through the duration of this Agreement and after its expiry, the property of the Licensee; provided, however, that Licensee will pay to Licensor 20% of the sales or license fees actually received by Licensee from any third party for use of the User Database.

         7.2. The Licensee shall prepare and maintain complete and accurate records reflecting all sales and fees received by it from any third party for use of the User Database. The provisions of
                  Section 3.4, relating to the Licensor's audit rights, shall apply to the records contemplated by this Agreement.

                                    SECTION 8
                                     ESCROW
                                     ------

         8.1. Licensor shall at its own expense on an ongoing basis deposit with an escrow agent a copy of the latest version of the Source Code of all Software (including necessary software tools) and the applicable documentation (including a description of the necessary hardware environment), pursuant to the standard escrow agreement ("Escrow Agreement") set forth in Schedule C annexed hereto and forming part of this Agreement.

         8.2. The escrow agent shall be entitled to conduct the appropriate procedures to establish that the deposited version of the Source Code is identical to the then-current Source Code of the operational Software.

         8.3. To the extent that the Licensee obtains the Source Code of the Software in accordance with the terms of the Escrow Agreement, the Licensee's right to use the Software and/or Source Code shall be limited to its use solely for purposes of providing it with the benefits to which it is entitled under this Agreement, and solely for the term hereof, including any available renewal terms.

         8.4. The Licensee shall remain obligated to pay all applicable License Fees required by this Agreement payable to the Licensor in the event the Source Code has been released to the Licensee pursuant to the Escrow Agreement.

         8.5. To the extent that the Licensee obtains the Source Code of all Software in accordance with the terms of the Escrow Agreement, the Licensee shall protect the confidentiality and proprietary nature of the Software and Source Codes. Licensee shall take all reasonable precautions to prevent a third party from infringing upon the Licensor's ownership of the Software and Source Codes, and shall immediately notify the Licensor of any actual or threatened infringement of the Licensor's proprietary rights thereto.

         8.6. Section 4.1 of the Escrow Agreement in the form of Exhibit C shall be deleted in its entirety and replaced with the following:

                  "4.1 Release Conditions. As used in this Agreement, "Release Conditions" shall mean the following:

                  a. an uncured default or material breach by Depositor as described in the first sentence of Section 4.4 of the License Agreement;

                  b. the occurrence of an event, as to Depositor, described in Section 4.5(a) through (c) of the license agreement; or

                  c. Depositor's failure to conduct business in the ordinary course of its business such that Preferred Beneficiary is deprived of a material right and/or benefit to be enjoyed by it under the license agreement, including without limitation, those set forth in Sections 2 and 6 of this Agreement.

                  Notwithstanding the foregoing, the merger of the Licensor with a third party, the sale of all or substantially all of the assets of the Licensor or transaction which results in a change in control of the Licensor shall not constitute a "Release Condition" for so long as, following such merger, sale or transaction, the Preferred Beneficiary is not deprived of any material rights and/or benefits to be enjoyed by it under the License Agreement.

                                    SECTION 9
                               GENERAL PROVISIONS
                               ------------------

         9.1. Any notices or requests which the parties may be required to give pursuant to this Agreement shall be sent by telecopier or by registered mail, postage prepaid, to the addresses set out below (until and unless the other party is notified in writing of a change):

                  If to the Licensor, at:

                  Phon-Net.com, Inc.
                  Attention: Brian Collins, President and CEO
                  600-750 West Pender St.
                  Vancouver, BC V6C 2T7
                  Telephone: (604) 437-3787
                  Fax: (604) 437-3070

                  With a copy to:

                  Steven I. Weinberger, Esq.
                  Atlas, Pearlman, Trop & Borkson, P.A.
                  350 East Las Olas Blvd.
                  Fort Lauderdale, Florida 33301
                  Telephone: (954) 763-1200
                  Fax: (954) 766-7800

                  If to the Licensee, at:

                  Volt Information Sciences, Inc.
                  Attention: Albert G. Franco, Vice President
                  Volt Delta Resources
                  1221 Avenue of the Americas
                  New York, NY 10020
                  Telephone: (212) 704-2402
                  Fax: (212) 944-1639

                  With a copy to:

                  Howard B. Weinreich, General Counsel
                  Volt Information Sciences, Inc.
                  1221 Avenue of the Americas
                  New York, NY 10020
                  Telephone: (212) 704-2435
                  Fax: (212) 704-2435

                  and shall be deemed to have been received three (3) days after the date of mailing or on the date faxed, if transmission is received prior to 5:00 p.m. local time of the recipient, otherwise the following business day. A party may change any of the above addressees by giving written notice to the other party.

         9.2. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and neither of the parties shall be bound by any conditions, definitions, warranties or representation with respect to the subject matter hereof, other than as expressly provided in this Agreement.

         9.3. This Agreement shall be deemed made in and governed by and interpreted in accordance with the laws of the State of New York.

         9.4. In the event that any section or subsection is held to be invalid or unenforceable or inapplicable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof, but such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable or inapplicable part had never been inserted herein and the parties do hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

         9.5. This Agreement will be binding upon the respective parties hereto, and their assignees, provided that neither party shall assign this Agreement or any rights herein without the other party's written consent. It is understood however that Licensee shall have the right to assign this Agreement to one of its affiliates upon written notice to Licensor.

         9.6. The obligations in section 5 and in subsections 6.2 and 6.4 shall survive the termination of this Agreement.


IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers duly authorized, as of the date first mentioned in this Agreement.

(Licensor)                                      PHON-NET.COM, INC.


                                                Per: /S/ BRIAN COLLINS
                                                ----------------------
                                                     Name:  Brian Collins
                                                     Title:  President and CEO

(Licensee)                                      VOLT INFORMATION SCIENCES, INC.


                                                Per: /S/ GERARD L. DIPIPPO
                                                --------------------------
                                                     Name:   Gerard L. DiPippo
                                                     Title:     Vice President

                                   SCHEDULE A
                                   ----------



                         SPECIFICATIONS OF THE SOFTWARE
                         ------------------------------

The Direct Connect software, developed by PHON-NET.COM and Quad-Linq Software is designed to:

         1) Allows CONSUMERS, using a single line phone and modem connection to the Internet, to utilize the features of the Direct Connect software.

         2)       Allows BUSINESSES, using a Direct Connect license (one-year term), to set up Direct Connect icons on their business web pages, allowing consumers to utilize the features of the Direct Connect software.


CONSUMERS features and benefits include:

1.)      Direct Connect software is free to all consumers.

2.)      Direct Connect software installs the first time the icon is used.

3.) Direct Connect software will automatically upgrade to the newest version when clicked any time after the initial installation.

4.) Direct Connect features a direct (voice) connection, allowing consumers to connect to businesses from the Internet by placing a regular phone call with their single line phone and modem connection while viewing the business' web page. Specifically:

                  a)      Controls modem/phone connection.

                  b)      Auto dials the business.

                  c)      Alerts you to pick up the phone.

                  d) Allows the consumer to view the web page and talk to business simultaneously.

                  e) When finished, the consumer hangs up and clicks the "DONE" button.

                  f)      The Internet link is re-established.

                  g) The Consumer can now talk to businesses without logging on or off the Internet.



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5.)      Direct Connect also features an email option for consumers to receive an email of the business' specials, promotions, coupons, and/or information from a business by using the e-commerce (email) button. The consumer is able to enter any email address to receive the e-commerce email from the business. - Direct Connect's Voice mail feature, when used by the consumer is identical to the direct (voice) connection, except the call is placed to the business' message service or/and answering machine. Personal directories are provided for the consumer and include a Personal Phone Book and a History of the last 10 Businesses called. Personal directories are available to the consumer through the Desktop and/or System Tray and can be used at any time whether connected to the Internet or not.

6.) Consumers will have free technical support (during designated business hours)


DOWNLOAD SPEED COMPARISONS
--------------------------

SECTION 7         Current Size of Direct Connect: 184 KB

MODEM    MAXIMUM RATE     APPROXIMATE TIME TO DOWNLOAD IN MINUTES AND SECONDS
(MM:SS)

RATING   OF DOWNLOAD      TIME TO DOWNLOAD

(BITS/SEC)       (KBYTES/SEC)

56,600   6.5      00:25

33,600   4.2      00:39

28,800   3.6      00:44

SECTION 8         BUSINESS features and benefits include:
---------         --------

         1.) The business will receive a one-year license for each Direct Connect account.

         2.) Unlimited use of each Direct Connect account on business web pages.

         3.)      Easy to set up by a virtual on-line program.

         4.) 24 hr. a day, 7 days a week access to each Direct Connect account with complete control over account information and features.

         5.)      Illustrated printable instruction manual.

         6.)      Technical support (during designated business hours)

Each account will include the features of:

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         7.)      A direct (voice) connection to any telephone number used by the business. A second telephone number option is available and will be used by the software if the consumer should get a busy signals from the primary telephone number.

         8.) Email specials of unlimited length can be composed in standard ASCII characters by the business for consumers to request and receive.

         9.) Voice mail: any telephone number and/or answering service may be used by business.

Direct Connect is designed to work with a consumer's existing hardware. No guarantee of service is offered if the consumer has no data modem with a regular touch tone phone, or if single phone line is shared with a fax and/or custom fax software, or if Internet connection is by ISDN, ADSL and/or cable modem, or if computer is part of a LAN (Local Area Network) or WAN (Wide Area Network), or any other hardware/software not identified as common for consumers. If a consumer does not meet the pre-requisites needed to utilize the Direct Connect software, the Direct Connect software, upon not find a modem, will assume the consumer has a phone line available, and will display the business phone number attached to the Direct Connect license.

Interface and Instructions for the Direct Connect software will be modified By Phon-net upon agreement by both parties as to what will enhance clarity and understanding from the consumer's point of view.

Direct Connect software is designed and tested to work with Windows 95 and Windows 98 only. All operating systems including Unix and Macintosh may work when running Microsoft Windows, however the software is not tested or supported for alternative operating systems.

Direct Connect is designed to work with Java enabled Microsoft Internet Explorer (version 4.0 and higher) and Netscape Navigator (version 4.0 and higher). Pre-Java versions will not function properly with the software.

Although Direct Connect may work with uncommon and/or custom hardware/software used by consumers, Direct Connect is designed for standard computers, standard dial-up connections, and a touch tone phone (connected to the modem and/or same telephone number).



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                                   SCHEDULE B
                                   ----------
                        PARTICULARS OF THE LICENSING FEE
                        --------------------------------

         1. Upon activation of the Software, for each Listed Business in a Volt Directory, Licensee shall incur the obligation to pay to Licensor fifty (50%) percent of the Notional License Fee, in accordance with the payment terms set forth in Section 3.

         2. Upon activation of the Software, for each Listed Business in any other directory, Licensee shall incur the obligation to pay to Licensor the greater of fifty (50%) percent of the Actual Sub-License Fee collected by Licensee in respect of such Listed Business or thirty-five (35%) of the Notional Sub-License Fee for such Listed Business, in accordance with the payment terms set forth in Section 3.

         3.       The Notional License Fee shall be determined as follows:

                  (a) For a Listed Business for whom an Icon appears next to its Listing and whose Listing is linked to the Website of such Listed Business where its own Icon appears:
                          $149.95

                  (b) For any other Listed Business for whom an Icon appears next to its Listing: $99.95